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                                                                    EXHIBIT 4.1

                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                                     ISOCOR

         Janine M. Bushman and Elias J. Blawie certify that:

         1. They are the Vice President, Finance and Administration and Secretary, respectively, of ISOCOR, a California corporation.

         2. The Articles of Incorporation of this corporation are amended and restated to read in their entirety as follows:

                                       "I.

         The name of this corporation is ISOCOR.

                                      II.

         The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III.

         Section 1. Two Classes of Stock. This corporation is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock," respectively. The total number of shares which this corporation shall have authority to issue is Fifty-Two Million (52,000,000). The number of shares of Preferred Stock authorized to be issued is Two Million (2,000,000), and the number of shares of Common Stock authorized to be issued is Fifty Million (50,000,000).

         Section 2. Authority of Board To Fix Rights, Preferences, etc. of Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
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                                       IV.

         Section 1. Limitation of Directors' Liability. The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

         Section 2. Indemnification of Corporate Agents. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by such Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

         Section 3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

                                       V.

         Section 1. Effectiveness. This Article V shall become effective only when the corporation becomes a listed corporation within the meaning of Section
301.5 of the California Corporations Code, which provision refers to a corporation whose shares are traded on the New York Stock Exchange, American Stock Exchange or the Nasdaq National Market.

         Section 2. No Cumulative Voting. There shall be no right with respect to shares of stock of the corporation to cumulate votes in the election of directors.

                                       VI.

         Section 1. Action Without Meeting. Shareholders of the corporation may not take any action by written consent in lieu of a meeting. This provision shall supersede any provision to the contrary in the Bylaws of the corporation.

         Section 2. Advance Notice. Advance notice of new business and shareholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation."

         3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

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         4.       The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Code. The total number of outstanding shares of the corporation is 1,186,967 shares of Common Stock, 1,875,000 shares of Series A Preferred Stock, 2,066,655 shares of Series B Preferred Stock, 857,142 shares of Series C Preferred Stock and 150,000 shares of Series D Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50% of the Common Stock, more than 50% of the Preferred Stock, more than 50% of the outstanding Series C Preferred Stock voting separately as a class, more than 50% of the Series D Preferred Stock voting separately as a class and more than 50% of the Common Stock and Preferred Stock voting together as a class. Subsequent to the shareholder vote, all outstanding shares of Preferred Stock of all series were converted to Common Stock and no shares of Preferred Stock remained outstanding.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Amended and Restated Articles of Incorporation are true of our own knowledge. Executed at Menlo Park, California on March 14, 1996.

                                                 /s/ Janine M. Bushman
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                                      Janine M. Bushman,
                                      Vice President, Finance and Administration

                                                 /s/ Elias J. Blawie
                                      ------------------------------------------
                                      Elias J. Blawie,
                                      Secretary

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